EXHIBIT 99.1
AMERICAN LEARNING CORPORATION
REPORTS THIRD QUARTER RESULTS
JERICHO, NY, February 11, 2011: American Learning Corporation (the “Company”) (NASDAQ:ALRN) announced that the Company had achieved increases in revenues and decreases in its net losses for the three and nine months ended December 31, 2010 compared to the prior year’s comparable periods.
For the quarterly period ended December 31, 2010, the Company reported revenues of $1,941,029 and a net loss of $175,247 ($.04 net loss per share). By comparison, the Company had revenues of $1,734,379 and a net loss of $266,512 ($.06 net loss per share) for the three months ended December 31, 2009.
During the three and nine month periods ended December 31, 2010, revenues increased approximately 12% and 15%, respectively, over the comparable periods in the prior fiscal year as a result of increases in preschool programs and school staffing services.

	Three Months Ended		Nine Months Ended
	12/31/10	12/31/09	12/31/10	12/31/09
	(Unaudited)		(Unaudited)
Revenues	$1,941,029	$1,734,379	$5,709,925	$4,959,375

Operating loss	(175,827)	(267,411)	(593,898)	(666,525)

Net loss	$(175,247)	$(266,512)	$(590,837)	$(659,790)

Net loss per share — basic and diluted	$(0.04)	$(0.06)	$(0.12)	$(0.14)

Weighted average shares — basic and diluted	4,754,900	4,754,900	4,754,900	4,754,900
Gary Gelman, the Company’s Chairman of the Board, stated that he is very pleased with the continued organic growth experienced in the Company’s services. He also stated that the Company has now initiated an aggressive search for accretive acquisition candidates to grow and maximize shareholder value.
American Learning Corporation, through its wholly owned subsidiaries, Interactive Therapy Group Consultants, Inc. and Signature Learning Resources, Inc., offers a comprehensive range of services to children with developmental delays and disabilities.
For further information contact: Gary J. Knauer, Chief Financial Officer, American Learning Corporation, One Jericho Plaza, Jericho, NY 11753; telephone number (516) 938-8000.